LETTER OF UNDERSTANDING - JANUARY, 24, 2005


     EAPI ENTERTAINMENT, INC. (Name to be changed to Organic Recycling Technologies, Inc.)

     Known as (the "Purchaser");

     And

     ORGANIC MATERIALS, LLC AN LLC OF NEW YORK

     Known as (the "Seller");




The parties above agree that the Purchaser will purchase certain assets and certain contracts of the Seller and they jointly agree to the following:



A. The Purchaser and Seller agree that they are entering into a letter of understanding in which the Purchaser will purchase certain physical assets and certain multi-year waste contracts for hauling solid waste from the Seller;


B. The Purchaser will use these acquired assets to build a trucking fleet supporting its expansion and projects in the Organic and Solid Waste businesses in the New York area supported by its various organic recycling and waste management technologies;


C. The Purchaser and the Seller anticipates this purchase will generate in excess of US$2 million in revenue for the Company in the first operating year expanding to over US$5 million in 3 years;


D.   The Purchaser agrees to acquire from the Seller the following Physical
     Equipment:

     1) Grinder - 2002 Morbark Model 4600 Wood Hog , processing up to 300 CY per hour, including leaves, grass clippings, manure, straw, tree stumps and logs. Value US$195,000.00.

     2) Tractors - Five (5) 2001 Western Star Tractors geared and powered for off-road conditions similar to landfills, tree clearing sites, farm fields and garden center yards. Each tractor US$60,000, total value US$300,000.00

     3) Tractors - One (1) 1995 Western Star Tractors geared and powered for off-road conditions similar to landfills, tree clearing sites, farm fields and garden center yards. Value US$20,000.00.

     4) Trailers - Five (5) 2003 East including One (1) East Walking floor trailer. All designed for hauling bulk commodities such as mulch, compost and waste. Each trailer value US$37,000, total value US$185,000.00.

     5) Dump Trailer - One (1) dump trailer suited for biosolids, soil, compost, waste and aggregate. Value US$30,000.00.

     6) Caterpillar - 970 Caterpillar Bucket Loader equipped with a 7 CY bucket, designed for bulk items such as soil, compost, yard and solid waste, etc. Value US$90,000.00.



     Total Net Value of Equipment, less the outstanding equipment loans and liabilities directly associated with equipment purchase of US$481,718.00, to be purchased is US$338,282.00.



E. The Purchaser agrees to acquire the following multi-year waste contracts for hauling solid waste:

     1) Existing, three year contract, with two years remaining, with Cassela Waste Management hauling Solid Waste from Hiram Hollow Transfer station in Moreau, New York to numerous permitted disposal destinations. The Contract fee includes adjustments for increases in fuel, insurance and other items. Contract Revenue exceeds US$430,000 per year. Contract Value US$238,046.00.

     2) New, three year contract with Cassela Waste Management hauling Solid Waste from Hiram Hollow Transfer station in Moreau, New York to numerous permitted disposal destinations. The Contract fee includes adjustments for increases in fuel, insurance and other items. Contract Revenue exceeds $675,000 per year. Contract Value US$534,768.00.

     Total Net Value of multi-year waste contracts US$772,814.00


F. The Seller represents to the Purchaser that the issuer of the contracts, Cassela Waste Management, agrees to the assignment of these contracts to the Purchaser.

G. The Purchaser and the Seller agree that the total purchase price is US$1,120,000.


H. The Purchaser will issue a convertible debenture in the amount of US$1,120,000 to the Seller for the Purchase Price.

I.   The Convertible Debenture has the following terms:

     1)   Principal Sum of US$1,120,000.00;
     2)   Interest of 7% payable at time of conversion;
     3)   Term 1 year;
     4)   Convertible and payable in cash at the following dates:
          i)  US$100,000  plus  accrued  interest  on  the  US$100,000  in  3 months;
          ii) US$200,000  plus  accrued  interest  on  the  US$200,000  in  6 months;
          iii)US$300,000  plus  accrued  interest  on  the  US$300,000  in  9 months;
          iv) US$400,000  plus  accrued  interest  on  the  US$400,000  in  12 months.

          If any of the payments are not made on the above dates a 10% penalty is added and the next payment includes unpaid amount, the new payment, the penalty and the accrued interest as the total amount payable.
     5) In addition to the amounts payable in items 4 above, at the Purchasers option, any amount of the debenture plus accrued interest can be paid at any time until the expiration of the 1 year term;
     6) At the end of the 1 year term the outstanding amount of the debenture plus all accrued interest and penalties is convertible into common shares of Organic Recycling Technologies Inc. The common shares will be issued at the previous three-day average market value less a 15% discount. The issued common shares will then be registered by the Company with a registration statement allowing the common shares to be traded without restriction;
     7) If the Convertible Debenture is paid in cash in full prior to the 1 year term, the holders of the debenture will receive a bonus of 10% of the debenture ($112,000) in common shares of Organic Recycling
          Technologies Inc. issued at the previous three day average market value less a 10% discount.

J. The principals of the Seller will remain as guarantors on the outstanding debt's of the equipment. The Purchaser has agreed to pay a bonus to each of the two Guarantors that guarantee the outstanding debt's, 25,000 common shares each (50,000 total) of Organic Recycling Technologies Inc. These shares will be issued as 144 restricted common shares. If the Company does a registration statement these shares will be registered.

K. The Seller agrees that with the funds received from the Purchase Price they will repay the outstanding liabilities of US$481,718.00.

REQUIREMENTS:


     A) Asset purchase agreement with Organic Materials, LLC and Organic Recycling Technologies Inc. (Name to be changed from EAPI Entertainment, Inc.);

     B)   Convertible  debenture  agreement  for  US$1,120,000  for the Purchase
          Price;

     C)   Issuance of common Shares for the $50,000 Guarantee fee;

     D) Board meeting of all the Directors of the Company reviewing and approving the Asset purchase agreement;

     E) Review and approval of implementation with the Management executive committee;

F)   Prepare new release and disclosure documents as required;




IN WITNESS WEREOF the parties have agreed to the above letter of understanding on the day and year first above written.


Agreed to by Organic Materials, LLC,


/s/ Ralph Petruzzo
---------------------------------
Authorized signature


January 24, 2005
---------------------------------
Date

Agreed to by EAPI Entertainment, Inc. (Name to be changed to Organic Recycling Technologies, Inc.):


/s/ Chad Burback
---------------------------------
Authorized Signature


January 24, 2005
---------------------------------
Date